Exhibit 99.1
Healthcare Services Group, Inc.

Reports Q3 Results, Cash Dividend Increase

BENSALEM, PA, October 22, 2019 (BUSINESS WIRE) -- Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported for the three months ended September 30, 2019 revenue of $455 million, net income of $18.3 million or $0.25 per basic and diluted common share and cash flow from operations of $60 million. The Company declared a quarterly cash dividend of $0.20 per share, its 66th consecutive quarterly cash dividend.

Third Quarter Results
Revenue for the quarter was $455 million, with dining & nutrition and housekeeping & laundry segment revenues reported at $230 million and $225 million, respectively. New business added during the quarter was offset, in part, by the recent exit from facilities affiliated with a New York-based ownership group, as the Company maintains discipline in credit-related decisions. The Company provided both services in the majority of the facilities and expects an incremental revenue impact of $15 million in Q4.

Direct cost of services was reported at $398 million, or 87.4%. The temporary cost increase relates to payroll for account managers who have either recently completed the management training program or transitioned out of a facility that the Company is no longer servicing. Additional costs were related to start-up inefficiencies for new business added during the quarter. The Company expects a decreasing impact from each, as account managers continue to be assigned to new facilities at which they are budgeted and the new business additions operate on budget.

Selling, general and administrative was reported at $33 million, or 7.3%, with minimal impact from the change in deferred compensation.

The Company reported an effective tax rate of approximately 23% in the third quarter and expects a 2019 tax rate of 21% to 23%, including the Worker Opportunity Tax Credit but excluding other discrete items that impacted its 2018 rate.

Cash flow from operations was $60 million for the quarter, primarily due to cash collections exceeding billings and a $24 million increase in accrued payroll. DSO was reported at 70 days, up a day from Q2 due to the decrease in notes receivable previously classified as long term, now due in less than 12 months and included as part of current accounts and notes receivable.

CEO Comments

Ted Wahl, Chief Executive Officer, stated, “As the industry works toward stabilization, we continue to take actions that position the Company for long-term growth. Having management capacity facilitated the new business adds we saw earlier in the quarter, although that momentum was somewhat tempered by our recent exit from a group of facilities, as we maintained discipline in credit-related decisions.”

Mr. Wahl added, “While we continued our solid service execution in the base business, Q3 payroll costs were temporarily higher, as we still have management capacity from the strong recruiting and training efforts over the previous 12 months and recent facility exits. We aim to be as lean as possible, and we’re not looking to carry additional personnel unnecessarily but investing in managers is the most crucial element in our ability to operate and grow the Company over the long term. We also had some additional temporary payroll expenses, particularly early in the quarter, as we inherited the inefficiencies within our new business adds, which are now on budget.”

Exhibit 99.1
Mr. Wahl concluded, “For the balance of the year, we will have a laser focus on managing the base business and selectively assigning our managers to new opportunities. We will also continue with a cautious view on growth as the industry works its way through the latter stages of this challenging cycle and manages the transition to the Patient Driven Payment Model. In the meantime, we remain committed to making decisions that best position us to take advantage of the growth opportunity that lies ahead and deliver shareholder value over the long term.”

Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.20 per common share, payable on December 27, 2019 to shareholders of record at the close of business on November 22, 2019. This represents the 66th consecutive quarterly cash dividend payment, as well as the 65th consecutive increase since the initiation of quarterly cash dividend payments in 2003.

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, October 23, 2019, at 8:30 a.m. Eastern Time to discuss its results for the three months ended September 30, 2019. The call may be accessed via phone at 877-395-7164. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com.

A replay of the webcast will also be available on our website for one year following the date of the earnings call.

The Company also announced that it will be attending and presenting at Credit Suisse’s 28th Annual Healthcare Conference at The Phoenician in Scottsdale, AZ on November 12, 2019 and the Stephens Nashville Investment Conference at the Omni Nashville in Nashville, TN on November 14, 2019.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the healthcare industry, primarily providers of long-term care; having a significant portion of our consolidated revenues contributed by one customer during the nine months ended September 30, 2019; credit and collection risks associated with the healthcare industry; risks associated with the ongoing Securities and Exchange Commission investigation into our earnings per share calculation practices and related litigation; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; risks associated with the reorganization of our corporate structure; realization of our expectations regarding the impact of the Tax Cuts and Jobs Act on our tax rates and financial results; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2018 under “Government Regulation of Clients,” “Competition” and “Service Agreements and Collections,” and under Item IA. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from clients and/or clients in bankruptcy or clients with which we are in litigation to collect payment, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs) could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues	$455,606	$505,500	$1,393,818	$1,507,649
Operating costs and expenses:
Cost of services provided	398,404	438,262	1,226,154	1,343,545
Selling, general and administrative	33,479	36,713	113,189	104,608
Income from operations	23,723	30,525	54,475	59,496
Other income, net:
Investment and other income [1]	(7)	2,457	4,750	5,407
Income before income taxes	23,716	32,982	59,225	64,903
Income tax expense	5,372	6,896	13,539	12,931

Net income	$18,344	$26,086	$45,686	$51,972

Basic earnings per common share	$0.25	$0.35	$0.61	$0.70

Diluted earnings per common share	$0.25	$0.35	$0.61	$0.70

Cash dividends declared per common share	$0.20000	$0.19500	$0.59625	$0.58125

Basic weighted average number of common shares outstanding	74,387	74,019	74,347	73,972

Diluted weighted average number of common shares outstanding	74,507	74,579	74,615	74,598
1.Includes the net impact of the premiums and costs related to the voluntary benefits program, administered by the Company's wholly-owned captive insurance subsidiary which were reclassified for prior period numbers when the premiums were recorded as revenues with the related costs included as part of cost of services provided.

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 30, 2019	December 31, 2018
Cash and cash equivalents	$40,572	$26,025
Marketable securities, at fair value	79,714	76,362
Accounts and notes receivable, net	349,654	341,838
Other current assets	61,972	63,911
Total current assets	531,912	508,136

Property and equipment, net	28,975	12,900
Notes receivable - long-term	36,883	43,043
Goodwill	51,084	51,084
Other intangible assets, net	23,394	26,518
Deferred compensation funding	34,385	29,113
Other assets	19,726	21,809
Total Assets	$726,359	$692,603

Accrued insurance claims - current	$23,082	$20,696
Other current liabilities	136,927	142,695
Total current liabilities	160,009	163,391

Accrued insurance claims - long-term	64,696	58,904
Deferred compensation liability	34,717	29,528
Lease liability - long-term portion	11,638	—

Stockholders' equity	455,299	440,780
Total Liabilities and Stockholders' Equity	$726,359	$692,603